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                                                                    Exhibit 99.1

FINDWHAT.COM                                                        NEWS RELEASE
Karen Yagnesak, Company Contact
FindWhat.com
239-561-7229
kareny@findwhat.com

                    FINDWHAT.COM COMPLETES PRIVATE PLACEMENT
     - SELLS ONE MILLION SHARES OF COMMON STOCK TO INSTITUTIONAL INVESTORS -

FORT MYERS, FL - JULY 16, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today announced it has completed the sale of one million shares of common stock to selected institutional investors in a private placement. FindWhat.com received $20.27 million of gross proceeds. FindWhat.com intends to use the proceeds for general corporate purposes and to fund the general growth of its business.

The securities sold have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. FindWhat.com has agreed to provide, no later than 200 days after the closing of the private placement, an effective SEC registration statement for the resale of the shares.

ABOUT FINDWHAT.COM(R)

FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FindWhat.com has announced the signing of a merger agreement with Espotting Media, Inc., a leading performance-based marketing company in Europe. Together, the two companies would offer performance-based advertising in 11 countries, serving 40,000+ advertisers, with hundreds of distribution partners. For more details, please visit:
http://www.findwhat.com/content/about/news/pressrelease.asp?a=109

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe," "project," or "expect," or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered Trademark of FindWhat.com